Exhibit 5.1

SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 +1 212 839 5300 +1 212 839 5599 FAX AMERICA • ASIA PACIFIC • EUROPE

September 18, 2019

AEP Texas Inc.
AEP Texas Restoration Funding LLC
1 Riverside Plaza
Columbus, Ohio 43215

Re:	AEP Texas Restoration Funding LLC Senior Secured System Restoration Bonds

Ladies and Gentlemen:

We have acted as special counsel to AEP Texas Restoration Funding LLC, a Delaware limited liability company (the “Company”), in connection with the issuance and registration of $235,282,000 of system restoration bonds (the “System Restoration Bonds”). In connection therewith, reference is made to the Registration Statement filed on Form SF-1 (Registration Nos. 333-232430 and 333-232430-01) filed on June 28, 2019 (as amended, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”).  As set forth in the Registration Statement, the Company has been formed pursuant to an LLC Agreement (as amended and restated as of July 12, 2019, the “LLC Agreement”) entered into by AEP Texas Inc., as sole member (“AEP Texas”) for the issuance of the System Restoration Bonds.  The Company will issue the System Restoration Bonds under and pursuant to the conditions of an indenture (the “Base Indenture”) between the Company and U.S. Bank National Association (the “Indenture Trustee”), as supplemented by a Series Supplement (the “Series Supplement” and, together with the Base Indenture, the “Indenture”), each dated as of September 18, 2019.

The System Restoration Bonds will represent obligations of the Company.  The System Restoration Bonds will be sold pursuant to an underwriting agreement (the “Underwriting Agreement”), dated September 11, 2019, among the Company, AEP Texas, Goldman Sachs & Co. LLC, Citigroup Global Markets, Inc. and the underwriters identified therein (the “Underwriters”).  The assets of the Company will consist primarily of the rights and interests under a financing order, including the right to impose, collect and receive system restoration charges established in the financing order.

As special counsel to the Company, we have examined and relied upon the Indenture (including the forms of the System Restoration Bonds attached as an exhibit thereto), the LLC Agreement and the Underwriting Agreement and upon originals or copies, certified or otherwise identified to our satisfaction, of such additional agreements, instruments, certificates, records and other documents, and have made such examination of law as we have deemed necessary or appropriate for the purpose of this opinion letter.  In our examination, we have assumed, without independent investigation, the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies or by facsimile or other means of electronic transmission or which we obtained from sites on the internet and the authenticity of the originals of such latter documents.  As to facts relevant to this letter, we have relied, without independent investigation, upon certificates and oral or written statements and representations of public officials and officers and other representatives of the Company (including a certificate of the Company that it has not taken any voluntary action looking to the dissolution, winding up, termination or other cessation of its existence, and the assumption that no event has occurred that has resulted or will result in the dissolution of the Company) and others.

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1.
The Company is a limited liability company validly existing under the laws of the State of Delaware and has the limited liability company power and authority to execute and deliver the Indenture, to authorize and issue the System Restoration Bonds and to perform its obligations under the Indenture and the System Restoration Bonds.

2.
The System Restoration Bonds, when executed and delivered by the Company and, when authenticated by the Indenture Trustee in accordance with the terms of the Indenture and delivered to and paid for by the Underwriters against the consideration set forth in the Underwriting Agreement, will be validly issued and entitled to the benefits of the Indenture and will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The foregoing opinions are subject to the following qualifications, exceptions, assumptions and limitations:

A.          The foregoing opinions are limited to matters arising under the Delaware Limited Liability Company Act and the laws of the State of New York.  We express no opinion as to the laws, rules or regulations of any other jurisdiction or, in the case of the State of Delaware, any other Delaware laws, or as to the municipal laws or the laws, rules or regulations of any local agencies or governmental authorities of or within the State of New York, in each case as to any matters arising thereunder or relating thereto.

B.          We express no opinion as to any provision of any instrument, agreement or other document: (i) regarding severability of the provisions thereof; (ii) providing that the assertion or employment of any right or remedy shall not prevent the concurrent assertion or employment of any other right or remedy, or that every right and remedy shall be cumulative and in addition to every other right and remedy, or that any delay or omission to exercise any right or remedy shall not impair any right or remedy or constitute a waiver thereof; (iii) regarding waiver of usury, stay, extension or similar laws; (iv) regarding specific performance or the grant of any power of attorney; or (v) requiring any party to take further action or to enter into further agreements or instruments or to provide further assurances.  In addition, we wish to advise you that rights to indemnity and contribution may be limited by applicable law or public policy.

C.          Our opinion in paragraph (2), above, is subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief and including, to the extent applicable, the rights of creditors of “financial companies” (as defined in Section 201 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) or their affiliates.

The opinions expressed herein are expressed and made as of the date hereof and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement, and to the discussion of our opinions set forth in this opinion letter under the caption “Legal Matters” in the prospectus included in the Registration Statement, without implying or admitting that we are “experts” within the meaning of the 1933 Act or the Rules and Regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

Very truly yours

/s/ Sidley Austin LLP